CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Independent Accountants and Financial Statements" and to the use of our report dated January 29, 2003, with respect to the consolidated financial statements of Thrivent Financial for Lutherans, to the use of our report dated March 28, 2003, with respect to the financial statements of Thrivent Variable Life Account I, and to the use of our report dated January 24, 2001, except for note 8, for which the date is January 1, 2002, with respect to the consolidated financial statements of Aid Association for Lutherans in this Post-Effective Amendment No. 10 to the Registration Statement on Form N-6 under the Securities Act of 1933 and related Statement of Additional Information of Thrivent Variable Life Account I.

/s/ ERNST & YOUNG LLP
----------------------------------
Ernst & Young, LLP
Minneapolis, Minnesota
April 28, 2003